Exhibit 99.1

News from Great Lakes Dredge & Dock Corporation For further information contact: Deborah A. Wensel, Chief Financial Officer 630-574-3772

GREAT LAKES DREDGE & DOCK CORPORATION REPORTS

STRONG 2009 FIRST QUARTER RESULTS

Oak Brook, Illinois  — May 7, 2009  — Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD) - the largest provider of dredging services in the United States and a major provider of commercial and industrial demolition services, today reported financial results for the quarter ended March 31, 2009.

Commentary

Douglas B. Mackie, President and Chief Executive Officer, said, “Great Lakes achieved record revenue this quarter as a result of solid year-end backlog coupled with an active first quarter domestic bid market.  Gross profit margin strengthened due to increased fleet utilization and operating efficiencies on several domestic projects.  This occurred despite a margin reduction on our Diyar contract in the Middle East during the quarter. The success of this first quarter was a testament to what Great Lakes can achieve when we have high utilization, including favorable weather and minimal mobilization and mechanical downtime.”

2009 First Quarter Operating Results

Total revenue for the quarter ended March 31, 2009 was $179.2 million up 32% from $135.7 million for the first quarter of 2008.  Dredging revenue of $166.3 million increased 66% compared with the 2008 first quarter as fleet utilization was improved across all the dredging sectors. In addition, during last year’s first quarter, utilization was negatively impacted by the temporary loss of the dredge New York and downtime related to the mobilization of several vessels to the Middle East.  For the 2009 quarter, domestic capital operations contributed $54.5 million and foreign operations generated $44.3 million in revenue. Work continued on several domestic capital projects in the Ports of New York, New Jersey and Tampa, along the Columbia River in Oregon and for coastal restoration in Louisiana as well as the Diyar project in Bahrain.  Maintenance work was a big contributor to the Company’s results, more than doubling the 2008 first quarter maintenance revenue of $18.2 million.  A decrease in demolition revenue to $12.9 million, from $35.5 million a year ago, partially offset the strong dredging quarter.  In the first quarter of 2008 the demolition segment was working on a large project that contributed over $13 million in revenue for that quarter as well as two other projects that had revenue of over $3 million each.  There were no projects of that size in the first quarter of 2009.

Gross profit increased to $27.0 million for the first quarter 2009 from $12.0 million a year earlier.   Gross profit margin (gross profit divided by revenue) reached 15.1% versus 8.8% last year, due to increases in fleet utilization and operating efficiencies on certain domestic projects which more then offset the reduction in the Diyar contract margin.  Gross profit in the demolition segment was down, due to the decrease in activity and a reduction in the price of scrap. In addition, a reduction in margin was taken on a demolition contract related to a large development project that has been delayed due to the economic downturn.

General and administrative expenses were on par with the prior year as the Company has worked to control costs throughout the organization.  Consequently, operating income reached $16.4 million, up from $1.8 million in last year’s first quarter.

Net interest expense was up $0.6 million for the 2009 quarter.  The Company terminated its interest rate swap agreements in December 2008, which in recent quarters had contributed gains to offset interest expense.  Consequently, there was not a gain recognized during this year’s first quarter as there had been last year.   The Company recognized a $0.6 million loss from its 50% owned joint venture, Amboy Aggregates (“Amboy”).  Amboy’s operations have been negatively impacted by the slowdown in housing and road construction.

First quarter 2009 pretax earnings were $11.6 million, compared with a loss of $1.7 million last year.  Net income attributable to Great Lakes Dredge & Dock Corporation for the 2009 first quarter was $7.3 million, or $0.13 per diluted share, versus a net loss of $1.2 million, or ($0.02) per diluted share, a year ago.  EBITDA (as defined below) was $28.4 million for the 2009 quarter compared with $9.4 million in the previous year, again driven by strong operations in the current quarter, versus last year’s first quarter which was impacted by much lower utilization.

As of March 31, 2009, senior and subordinated debt, net of $6.3 million in cash and cash equivalents, was $229.4 million including $60.7 million of borrowings under the revolving credit facility.  The amount outstanding on our revolving credit facility increased from the year end balance of $41.5 million due to the increase in quarterly operating activity and the continued slow payment on foreign accounts receivable.  At quarter end, outstanding performance letters of credit totaled $43.3 million, including $27.6 million outstanding on the Company’s revolving credit facility.   The Company’s $155 million revolving credit facility matures in June 2012 and includes an $85 million sublimit for the issuance of letters of credit.  At March 31, 2009 the Company had $59.4 million of borrowings available under this facility, after giving effect to $7.3 million of unavailable commitment due to a defaulting lender.

First Quarter 2009 Bid Market/Backlog

The first quarter domestic bid market including capital, beach and maintenance work totaled $182 million, of which maintenance projects accounted for 57%.  The Company won 51% of the total bid market, including 44% of the maintenance work bid and 62% of the capital work that included new work bid and options awarded on projects in the Company’s backlog.

Contracted dredging backlog as of March 31, 2009 was $344 million, compared with $418 million at December 31, 2008.  Included in the March 31, 2009 amount is approximately $57 million remaining on the Diyar land reclamation project in Bahrain, after a similar amount was reclassified from backlog to options pending status.  This concession allows the customer to control the timing of the completion of this project.    The March 31, 2009 dredging backlog does not reflect approximately $63 million of domestic low bids pending award and additional phases (“options”) pending on projects currently in backlog and approximately $57 million in options on the Diyar contract.  The December 31, 2008 dredging backlog did not include approximately $107 million of domestic low bids pending award and options on projects in backlog at that time.  However, year end backlog did include approximately the $57 million of the Diyar work we reclassified as an option in the first quarter of this year.

Demolition services backlog at March 31, 2009 was $24.1 million, compared with $23.5 million at December 31, 2008. The Demolition segment is currently expanding into New York and other New England states.

Commentary

Doug Mackie continued, “As discussed last quarter, the American Recovery and Reinvestment Act is a very encouraging development for the domestic dredging market.  Last week the Army Corps of Engineers published their list of projects to be funded under the stimulus plan.  Based on our review of this list, there appears to be approximately $350 to $400 million of dredging projects that must be awarded within the next 18 months.”

“With regard to our opportunities in the Middle East we are monitoring the situation closely, recognizing that although significant long term prospects remain, the short term is likely to be less predictable until the economic environment stabilizes.  In addition, we are looking to other opportunities both domestically and internationally to utilize the dredges currently situated in the Middle East.”

“We are very excited about the record first quarter we achieved, understanding there are still several unknowns that may impact this year, either positively or negatively.  Great Lakes has always excelled at making adjustments to meet the challenges of constantly changing market dynamics.  Today is no exception.  We will implement measured actions to take full advantage of the best opportunities to employ our fleet worldwide.  Given our recent investment in upgrading the capabilities of our dredging fleet, we feel particularly well positioned to make the most of new and emerging opportunities for Great Lakes Dredge & Dock Corporation in 2009.”

Use of EBITDA

EBITDA, as provided herein, represents net income (loss) attributable to Great Lakes Dredge & Dock Corporation, adjusted for net interest expense, income taxes, depreciation and amortization expense.  EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity.  As such, the Company’s use of EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of interest expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company’s business.  For these reasons, the Company uses operating income to measure its operating performance and uses EBITDA only as a supplement.  EBITDA is reconciled to net income (loss) attributable to Great Lakes Dredge & Dock Corporation in the table of financial results.  (For further explanation, please refer to the Company’s SEC filings.)

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Thursday, May 7 at 10:00 a.m. C.D.T.  The call in number is 866.383.8008 and passcode is 88196464.   The call can also be heard on the Company’s website, www.gldd.com under Events and Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website.  The conference call will be available by replay for two weeks, by calling 888-286-8010 and providing passcode 56252492.

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations, averaging 30% of its dredging revenues over the last three years. The Company is also one of the largest U.S. providers of commercial and industrial demolition services primarily in the Northeast. Additionally, the Company owns a 50% interest in a marine sand mining operation in New Jersey which supplies sand and aggregate used for road and building construction. Great Lakes has a 119-year history of never failing to complete a marine project and owns the largest and most diverse fleet in the industry, comprised of over 180 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to, risks associated with Great Lakes’ substantial leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, government regulation, restrictive debt covenants and fluctuations in quarterly operations, and those factors, risks and uncertainties that are described in Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2008, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes’ future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation

Consolidated Statement of Operations

(Unaudited and in thousands, except per share data)

	Three Months Ended March 31,
	2009	2008

Revenues	$179,203	$135,721

Gross profit	27,037	11,972

General and administrative	(10,399)	(10,154)
Amortization of intangible assets	(193)	(66)

Operating income	16,445	1,752

Other income (expense)
Interest expense- net	(4,268)	(3,621)
Equity earnings (loss) in joint ventures	(556)	134

Income (loss) before income taxes	11,621	(1,735)

Income taxes	(5,171)	733

Net income (loss)	6,450	(1,002)

Net (income) loss attributable to noncontrolling interest	864	(178)

Net income (loss) attributable to Great Lakes Dredge & Dock Corporation	$7,314	$(1,180)

Basic & diluted net income (loss) attributable to Great Lakes Dredge & Dock Corporation
Earnings (loss) per share	$0.13	$(0.02)
Basic & diluted weighted average shares	58,488	58,460

Great Lakes Dredge & Dock Corporation

Reconciliation of Net Income (loss) attributable to Great Lakes Dredge & Dock Corporation to EBITDA

(Unaudited and in thousands)

	Three Months Ended March 31,
	2009	2008

Net income (loss) attributable to Great Lakes Dredge & Dock Corporation	$7,314	$(1,180)
Adjusted for:
Interest expense, net	4,268	3,621
Income taxes	5,171	(733)
Depreciation and amortization	11,646	7,657

EBITDA	$28,399	$9,365

Great Lakes Dredge & Dock Corporation

Supplementary financial data

(Unaudited and in thousands)

	Three Months Ended March 31,
	2009	2008

Net cash flows from (used in) operating activities	$(16,202)	$9,588

Great Lakes Dredge & Dock Corporation

Selected Balance Sheet Information

(Unaudited and in thousands)

	Period Ended
	March 31,	December 31,
	2009	2008

Cash and marketable securities	$6,287	$10,478
Total current assets	260,314	216,358
Total assets	707,642	666,155
Total short-term debt	1,461	1,553
Total current liabilities	140,646	128,639
Long-term debt	235,677	216,500
Total equity	236,356	228,113